UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☐ Preliminary proxy statement
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☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

eBay Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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On March 25, 2014, eBay Inc. (the “Company”) sent the following Tweets under the Twitter handle @ebayinc (https://twitter.com/ebayinc):

".@ebayinc issues letter to shareholders: http://bit.ly/1gVag1c"

"Tech is creating a commerce revolution & @eBayInc is well positioned to lead globally, drive long-term growth & deliver shareholder value."

".@eBayInc's Board & management team are focused on doing just that – driving growth & increasing long-term value."

".@PayPal and @eBay are #bettertogether."

".@CGasparino, detailed facts on Skype have been available here for some time now: http://t.co/HmIcMRbtTR"

"Adoption & use of @PayPal on @eBay enables innovation and growth off of eBay: bit.ly/1gVag1c #ebaytogether"

On March 25, 2014, the Company made available the following content at https://bettertogether.ebayinc.com/

On March 25, 2014, the Company sent the following two emails to institutional shareholders:

In connection with eBay Inc.’s Annual Meeting of Stockholders to be held on May 13, 2014, attached for your review are electronic copies of the proxy statement and stockholder letter, dated March 24, 2014.  You can find additional information at https://bettertogether.ebayinc.com.

If you have questions or need additional information please feel free to reach out to eBay Investor Relations at (408) 376-7493 or email Tracey Ford (tford@ebay.com) or Tom Hudson (thhudson@ebay.com).

Best regards,

D.F. King Co., Inc.
Proxy Solicitor for eBay Inc.

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In connection with eBay Inc.’s Annual Meeting of Stockholders to be held on May 13, 2014, attached for your review are electronic copies of the proxy statement and stockholder letter, dated March 24, 2014.  You can find additional information at https://bettertogether.ebayinc.com.

If you have any questions or need additional information with respect to eBay Inc.’s 2014 Annual Meeting of Stockholders, please feel free to reach out to us by email (ebay@dfking.com) or at any of the numbers listed below.

Best regards,

Gordon Algernon – (212) 493-6933
Jodie Zheng – (212) 269-5580
D.F. King Co., Inc.
Proxy Solicitor for eBay Inc.